Exhibit 5.1

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

August 13, 2021

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Eli Lilly and Company, an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of 1,500,000 shares (“Registered Shares”) of the common stock, without par value, of the Company (the “Common Stock”) which may be issued from time to time under The Lilly Directors’ Deferral Plan (as may be amended from time to time, the “Plan”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinions expressed herein, including (i) the Registration Statement, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to certain matters of fact material to our opinions, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company, and we have not otherwise independently investigated or verified such facts. We are opining herein as to the Indiana Business Corporation Law, and we express no opinion with respect to any other laws.

In connection with rendering the opinions set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; and (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents.

We have further assumed that, before shares of Common Stock are issued under the Plan that would cause total shares issued under the Plan since its inception to exceed 1,500,000, the Board of Directors of the Company shall have taken all action necessary to duly amend the Plan, and obtain any required shareholder approval of such amendment, so that issuance of such incremental shares is authorized by the Plan.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the Registered Shares of Common Stock are issued by the Company in accordance with the terms of the Plan and any applicable

Eli Lilly and Company

August 13, 2021

instruments executed pursuant to the Plan providing for participant elections, as described in the Registration Statement and the Plan, the Registered Shares will be validly issued, fully paid, and non-assessable.

We express no opinion herein other than as expressly stated above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to being named in the Registration Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

BARNES & THORNBURG LLP

/s/ Barnes & Thornburg LLP